Exhibit 2.2.4

FOURTH AMENDMENT TO

MEMBER INTEREST PURCHASE AND SALE AGREEMENT

THIS FOURTH AMENDMENT TO MEMBER INTEREST PURCHASE AND SALE AGREEMENT (this “Amendment”) is made and entered into this 25th day of June, 2010, by and between iSTAR HARBORSIDE LLC, a Delaware limited liability company (“Seller”), and TRT ACQUISITIONS LLC, a Delaware limited liability company (“Purchaser”).

R E C I T A L S:

A. Seller and Purchaser have heretofore entered into that certain Member Interest Purchase and Sale Agreement, dated as of May 3, 2010, relating to the sale and purchase of 100% of the membership interests in American Financial Exchange L.L.C, as amended by that certain First Amendment to Member Interest Purchase and Sale Agreement, dated as of May 11, 2010 and that certain Second Amendment to Member Interest Purchase and Sale Agreement, dated as of May 21, 2010 (as amended, the “Agreement”). All defined terms in the Agreement are used herein with the same meanings those terms have in the Agreement.

B. Seller and Purchaser desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of these premises, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

AGREEMENT:

1. Recitals. The recitals set forth above are hereby incorporated herein.

2. Portfolio Purchase and Sale Agreement. Section 1.1.18 of the Agreement is hereby amended and restated in its entirety as follows:

“1.1.18 “Portfolio Purchase and Sale Agreement”: That certain Purchase and Sale Agreement between Purchaser and certain sellers a party thereto (individually or collectively as the context requires, “Portfolio Seller”), dated as of May 3, 2010, as amended by that certain First Amendment to Purchase and Sale Agreement, dated as of May 11, 2010, as further amended by that certain Second Amendment to Purchase and Sale Agreement, dated as of May 21, 2010, as further amended by that certain Third Amendment to Purchase and Sale Agreement, dated as of June 24, 2010 and as further amended by that certain Fourth Amendment to Purchase and Sale Agreement, dated as of June 25, 2010.”

3. Definitions. Section 1.1 of the Agreement is hereby amended by adding the following at the end thereof:

“1.1.35 “NG Partnership Interests Purchase and Sale Agreement”: That certain Partnership Interests Purchase and Sale Agreement between Purchaser and NG Partnership Interests Seller, dated as of June 25, 2010 relating to the purchase and sale of the NG Partnership Interests.

1.1.36 “NG Partnership Interests”: One hundred percent (100%) of the partnership interests in NG LP.

1.1.37 “NG LP.”: iStar NG LP, a Delaware limited partnership.

1.1.38 “CTL Reston Member Interest Purchase and Sale Agreement”: That certain Member Interest Purchase and Sale Agreement between Purchaser and iStar CTL Holdco LLC, a Delaware limited liability company (“CTL Reston Seller”), dated as of June 25, 2010 relating to the purchase and sale of the CTL Reston Membership Interests.

1.1.39 “CTL Reston Membership Interests”: One hundred percent (100%) of the membership interests in CTL Reston.

1.1.40 “CTL Reston”: iStar CTL Sunset Hills – Reston LLC, a Delaware limited liability company.

1.1.41 “Other Sellers”: collectively, NG Partnership Interests Seller, CTL Reston Seller and Portfolio Seller.

1.1.42 “Other Real Property”: collectively, the properties commonly known as 11493 Sunset Hills Road, Reston, Virginia and 7555 Colshire Drive, McLean, Virgina.

1.1.44 “Acquired Interests” collectively, the NG Partnership Interests and the CTL Reston Membership Interests.

1.1.45 “Other Purchase and Sale Agreements”: collectively, the Portfolio Purchase and Sale Agreement, the NG Partnership Interests Purchase and Sale Agreement and the CTL Reston Member Interest Purchase and Sale Agreement.

1.1.46. “Acquired Properties”: collectively, the Membership Interests, the Acquired Interests and the Portfolio Property.

1.1.47 “NG Partnership Interests Seller”: collectively, iStar NG Inc., a Delaware corporation, and iStar NG GenPar Inc., a Delaware corporation.

1.1.48 “Northrop”: Northrop Grumman Systems Corporation, a Delaware corporation.”

4. Due Diligence/Financing Contingency Termination Rights. The second sentence of Section 4.3.1 of the Agreement is hereby amended and restated as follows:

“If Purchaser delivers a Due Diligence Waiver Notice, this Agreement and the Other Purchase and Sale Agreements shall continue in full force and effect, subject to the provisions of this Agreement and the Other Purchase and Sale Agreements, including Section 4.3.1 hereof and thereof, and Purchaser shall be deemed to have acknowledged that it has received or had access to all Property Documents (as defined herein and in the Other Purchase and Sale Agreements) and conducted all inspections and tests of the Real Property, the Improvements, the Acquired Properties and the Other Real Property that it considers important.”

5. Delivery of Title Policy and Non-Imputation Endorsement at Closing. The last sentence of Section 5.4 of the Agreement is hereby amended and restated as follows:

“In the event that the Title Company does not issue at Closing, or unconditionally commit at Closing to issue, to Purchaser, (i) owner’s title insurance policy and Co-Insurance in accordance with the Title Commitment with Extended Coverage, insuring AFE’s title interest in the Real Property in the amount of the Purchase Price, subject only to the exclusions from coverage contained in the policy and the Permitted Exceptions (the “Title Policy”) and (ii) a non-imputation endorsement in the form approved for issuance in the State of New Jersey (the “Non-Imputation Endorsement”), Purchaser shall have the right, subject to the limitations of Sections 7.2.1(4) and 7.2.2(9), to terminate this Agreement, in which case Escrow Agent shall immediately direct any Earnest Money previously deposited by Purchaser with Escrow Agent in accordance with Section 3.4 hereof and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement; provided, however, if either Title Company alone is willing to deliver the Title Policy in the amount of the Purchase Price and the Non-Imputation Endorsement, Purchaser agrees to accept such Title Policy and Non-Imputation Endorsement and Purchaser shall have no right to terminate this Agreement.”

6. Casualty. The third and last sentences of Section 6.2 are hereby amended and restated as follows:

“Within five (5) days after receipt of the Casualty Tenant Termination Notice (but in no event later than the Closing Date), Purchaser shall notify Seller in writing of Purchaser’s election to either (i) subject to the limitations of Section 7.2.1(4) and 7.2.2(9), terminate this Agreement in which case, Escrow Agent shall immediately direct any Earnest Money previously deposited by Purchaser with Escrow Agent in accordance with Section 3.4 hereof and thereafter the parties hereto shall have no further rights or obligations hereunder, except for rights and obligations which, by their terms, survive the termination hereof, or (ii) to acquire the Membership Interests notwithstanding the Casualty Tenant Termination Event.”

“Notwithstanding anything contained herein to the contrary, if a Casualty shall occur to the Real Property or Improvements and, as a result of such Casualty, Harborside Lender will not close the Harborside Loan, then, subject to the limitations of Sections 7.2.1(4) and 7.2.2(9), this Agreement shall automatically terminate, in which case Escrow Agent shall immediately direct any Earnest Money previously deposited by Purchaser with Escrow Agent in accordance with the fourth sentence of Section 3.4 hereof and thereafter the parties hereto shall have no further rights or obligations hereunder, except for rights and obligations which, by their terms, survive the termination hereof.”

7. Condemnation. The third and last sentences of Section 6.3 are hereby amended and restated as follows:

“Within five (5) days after receipt of the Condemnation Tenant Termination Notice (but in no event later than the Closing Date), Purchaser shall notify Seller in writing of Purchaser’s election to either (i) subject to the limitations of Section 7.2.1(4) and 7.2.2(9), terminate this Agreement in which case, Escrow Agent shall immediately direct any Earnest Money previously deposited by Purchaser with Escrow Agent in accordance with Section 3.4 hereof and thereafter the parties hereto shall have no further rights or obligations hereunder, except for rights and obligations which, by their terms, survive the termination hereof, or (ii) to acquire the Membership Interests notwithstanding the Condemnation Tenant Termination Event.”

“Notwithstanding anything contained herein to the contrary, if a Condemnation shall occur to the Real Property and, as a result of such Condemnation, Harborside Lender will not close the Harborside Loan, then, subject to the limitations of Section 7.2.1(4) and 7.2.2(9), this Agreement shall automatically terminate, in which case Escrow Agent shall immediately direct any Earnest Money previously deposited by Purchaser with Escrow Agent in accordance with the fourth sentence of Section 3.4 hereof and thereafter the parties hereto shall have no further right or obligations hereunder, except for rights and obligations which, by their terms, survive the termination hereof.”

8. Conditions to Seller’s Obligation to Close.

(a) Section 7.2.1(4) of the Agreement is hereby amended and restated in its entirety as follows:

“(4) Property. It shall be a condition to Seller’s obligation to close hereunder that neither (x) the NG Partnership Interests Purchase and Sale Agreement shall have been terminated with respect to the NG Partnership Interests nor (y) this Agreement, the Portfolio Purchase and Sale Agreement and the CTL Reston Member Interest Purchase and Sale

Agreement shall have been terminated with respect to more than two (2) of the Acquired Properties (exclusive of the NG Partnership Interests; it being agreed by Purchaser and Seller that a termination of the NG Partnership Interests Purchase and Sale Agreement with respect to the NG Partnership Interests is addressed in the foregoing clause (x) and that the two (2) Acquired Properties referenced in the foregoing clause (y) shall not include the NG Partnership Interests for purposes of the application of the foregoing clause (y)) (it being understood that a termination of the Portfolio Purchase and Sale Agreement with respect to one or more of the separate sites constituting the Portfolio Properties leased by The Goodyear Tire & Rubber Company (collectively, the “Goodyear Properties”) or one or more separate sites constituting the Portfolio Properties leased by CEVA Freight, LLC (collectively, the “CEVA Properties”) shall be deemed in both cases to be a termination of the Portfolio Purchase and Sale Agreement with respect to only one Portfolio Property notwithstanding the Lease with The Goodyear Tire & Rubber Company and the Lease with CEVA Freight, LLC cover multiple Portfolio Properties). For clarification, the parties agree that it is possible for a closing condition (A) under this Agreement not to be satisfied (for example, the bankruptcy of Schwab) which would allow Purchaser not to close and to terminate with respect to the Membership Interests but proceed to closing under the Other Purchase and Sale Agreements or (B) under the NG Partnership Interests Purchase and Sale Agreement not to be satisfied (for example, the bankruptcy of Northrop) which would allow Purchaser not to close and to terminate with respect to the NG Partnership Interests and, as a result of such termination, there would be a failure of a condition to close under this Agreement, the Portfolio Purchase and Sale Agreement and the CTL Reston Member Interest Purchase and Sale Agreement which would allow Seller to terminate this Agreement, Portfolio Seller to terminate the Portfolio Purchase and Sale Agreement and CTL Reston Seller to terminate the CTL Reston Member Interest Purchase and Sale Agreement.”

(b) Section 7.2.1 of the Agreement is hereby amended by adding the following Section 7.2.1(5) at the end thereof:

“(5) Simultaneous Closing. It shall be a condition to Seller’s obligation to close hereunder that the Closing of the transaction contemplated by this Agreement occur simultaneously with the closing of the transactions contemplated by the Other Purchase and Sale Agreements.”

9. Conditions to Purchaser’s Obligation to Close.

(a) Section 7.2.2(9) of the Agreement is hereby amended and restated in its entirety as follows:

“(9) Property. It shall be a condition to Purchaser’s obligation to close hereunder that neither (x) the NG Partnership Interests Purchase and Sale Agreement shall have been terminated with respect to the NG Partnership Interests nor (y) this Agreement, the Portfolio Purchase and Sale Agreement and the CTL Reston Member Interest Purchase and Sale Agreement shall have been terminated with respect to more than two (2) of the Acquired Properties (exclusive of the NG Partnership Interests; it being agreed by Purchaser and Seller that a termination of the NG Partnership Interests Purchase and Sale Agreement with respect to the NG Partnership Interests is addressed in the foregoing clause (x) and that the two (2) Acquired Properties referenced in the foregoing clause (y) shall not include the NG Partnership Interests for purposes of the application of the foregoing clause (y)) (it being understood that a termination of the Portfolio Purchase and Sale Agreement with respect to one or more of the separate sites constituting Goodyear Properties or one or more separate sites constituting the CEVA Properties shall be deemed in both cases to be a termination of the Portfolio Purchase and Sale Agreement with respect to only one Portfolio Property notwithstanding the Lease with The Goodyear Tire & Rubber Company and the Lease with CEVA Freight, LLC cover multiple Portfolio Properties). For clarification, the parties agree that it is possible for a closing condition (A) under this Agreement not to be satisfied (for example, the bankruptcy of Schwab) which would allow Purchaser not to close and to terminate with respect to the Membership Interests but proceed to closing under the Other Purchase and Sale Agreements or (B) under the NG Partnership Interests Purchase and Sale Agreement not to be satisfied (for example, the bankruptcy of Northrop) which would allow Purchaser not to close and to terminate with respect to the NG Partnership Interests and, as a result of such termination, there would be a failure of a condition to close under this Agreement, the Portfolio Purchase and Sale Agreement and the CTL Reston Member Interest Purchase and Sale Agreement which would allow Seller to terminate this Agreement, Portfolio Seller to terminate the Portfolio Purchase and Sale Agreement and CTL Reston Seller to terminate the CTL Reston Member Interest Purchase and Sale Agreement;”

(b) Section 7.2.2(12) of the Agreement is hereby amended and restated as follows:

“(12) Terminations. Terminations of the officers, directors and managers of AFE and the Subsidiaries (the “Terminations”), effective as of immediately after the Closing.”

(c) Section 7.2.2 of the Agreement is hereby amended by adding the following Section 7.2.2(13) at the end thereof:

“(13) Simultaneous Closing. It shall be a condition to Purchaser’s obligation to close hereunder that the Closing of the transaction contemplated by this Agreement occur simultaneously with the closing of the transactions contemplated by the Other Purchase and Sale Agreements.”

10. Failure to Satisfy Conditions. Section 7.2.3(i) of the Agreement is hereby amended and restated in its entirety as follows:

“(i) subject to the limitations of Sections 7.2.1(4) and 7.2.2(9), terminate this Agreement in its entirety by delivering written notice to the other party and Escrow Agent on or before the Closing Date (or such earlier date as is provided herein) and Escrow Agent shall immediately direct any Earnest Money previously deposited by Purchaser with Escrow Agent in accordance with Section 3.4 hereof and thereafter the parties hereto shall have no further rights or obligations hereunder, except for rights and obligations which, by their terms, survive the termination hereof, or”

11. Seller’s Deliveries in Escrow. Section 7.3.14 of the Agreement is hereby amended and restated as follows:

“7.3.14 Terminations. The executed Terminations.”

12. Survival of Representations and Warranties. Section 9.3 of the Agreement is hereby amended and restated as follows:

“9.3 Survival of Representations and Warranties. The representations and warranties set forth in this Article 9 are made as of the Effective Date, are remade as of the Closing Date (subject to update for Updated Property Information pursuant to Section 4.4 and, changes that are not the result of a breach by Seller or Purchaser or any of their covenants in this Agreement), and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of nine (9) months (the “Survival Period”). Terms such as “to Seller’s knowledge,” “to the best of Seller’s knowledge” or like phrases mean the actual knowledge of the following persons: Barclay Jones, Executive Vice President, Michael Dorsch, Executive Vice President, Samantha Garbus, Senior Vice President, Nancy Zoeckler, Senior Vice President, Mary-Beth Roselle, Senior Vice President, Scott Quigle, Vice President, Carrie Crain, Vice President and persons whose names are set forth on Schedule 9.3 (the foregoing persons are referred to herein collectively as, the “Seller’s Representatives”), without any duty of inquiry or investigation except in connection with such persons’ review of the representations and warranties of Seller set forth in Section 9.1 hereof as provided in Section 9.1.13 hereof; provided that so qualifying Seller’s knowledge shall in no event give rise to any personal liability on the part of Seller’s Representatives, or any of them, or any other officer or employee of Seller, on account of any breach of any representation or warranty made by Seller herein. Said terms do not include constructive knowledge, imputed knowledge or knowledge Seller or such persons do not have but could have obtained through further investigation or inquiry. No financial advisor, broker, agent, or party other than Seller is authorized to make any representation or warranty for or on behalf of Seller. Subject to Section 9.4 hereof and Sections 9.4 of the NG Partnership Interests Purchase and Sale Agreement and the CTL Reston Member Interest Purchase and Sale Agreement, each party shall have the right to bring an action against the other on the breach of a representation or warranty or covenant hereunder or in the documents delivered by Seller at the Closing, but only on the following conditions: (1) the party bringing the action for breach first learns of the breach after Closing and files such action within the Survival Period, (2) Seller shall not have the right to bring a cause of action for a breach of a representation or warranty or covenant unless the damage to Seller on account of such breach (individually or when combined with damages from other breaches including damages on account of breaches by Purchaser under the Other Purchase and Sale Agreements) equals or exceeds $5,000,000, in which event Purchaser shall be liable to Seller for one-half of all such damage up to $5,000,000 and for all damage above $5,000,000, and (3) Purchaser shall not have the right to bring a cause of action for a breach of a representation or warranty or covenant unless the damage to Purchaser on account of such breach (individually or in the aggregate) equals or exceeds (i) $2,000,000 if such breach relates to the Real Property, the Improvements and the Membership Interests, in which event Seller shall be liable to Purchaser for one-half of all such damage up to $2,000,000 and for all such damage above $2,000,000 with respect to the Real Property, the Improvements and the Membership Interests or (ii) $5,000,000 for the Real Property, the Improvements, the Acquired Properties and the Other Real Property, in which event Seller shall be liable (without duplication of any claims made pursuant to subclause (i) of this clause (3)) to Purchaser for one-half of all such damage up to $5,000,000 and for all such damage above $5,000,000 with respect to the Real Property, the Improvements, the Acquired Properties and the Other Real Property, subject to the further provisions of this Section 9.3. Neither party shall have any liability after Closing for the breach of a representation or warranty or covenant hereunder of which the other party hereto had actual knowledge as of Closing. Notwithstanding any other provision of this Agreement or of any closing deliveries of Seller contemplated by this Agreement: (a) subject to Section 9.4 hereof and Sections 9.4 of the NG Partnership Interests Purchase and Sale Agreement and the CTL Reston Member Interest Purchase and Sale Agreement and other than Leasing Costs, or any rights which Purchaser might otherwise have at law, equity, or by statute, whether based on contract or some other claim, Purchaser agrees that any liability of Seller to Purchaser pursuant to this Section 9.3 and any liability of Other Sellers pursuant to Sections 9.3 of the Other Purchase and Sale Agreements will in the aggregate be limited to five percent (5%) of the aggregate Purchase Price of the Acquired Properties and (b) there shall be no threshold or limitation or limitation on survival on Seller’s obligation to pay or credit Purchaser for Leasing Costs payable by Seller under Section 8.5 (and the corresponding representation in Section 9.1.5 regarding Leasing Costs), whether or not the obligations to pay any Leasing Costs first becomes known to Purchaser before, at or after the Closing; i.e., Seller shall pay or credit Purchaser for Leasing Costs payable by Seller under Section 8.5 (and the corresponding representation in Section 9.1.5 regarding Leasing Costs) regardless of the amount thereof and regardless of when the Leasing Cost becomes known to Purchaser. In no event shall either party be liable to the other party for incidental, consequential, or punitive damages as a result of the breach of any or all representations or warranties set forth in this Agreement. The provisions of this Section 9.3 shall survive the Closing. Any breach of a representation or warranty or covenant that occurs prior to Closing shall be governed by ARTICLE 10.”

13. Seller’s Remedies. Section 10.1 of the Agreement is hereby amended and restated in its entirety as follows:

“10.1 Seller’s Remedies. If Purchaser defaults on its obligations hereunder or under the Other Purchase and Sale Agreements at or prior to Closing for any reason, or if prior to Closing any one or more of Purchaser’s representations or warranties or covenants hereunder, or under the Other Purchase and Sale Agreements, are breached in any material respect that impairs Purchaser’s ability to close under this Agreement or under the Other Purchase and Sale Agreements and such default or breach is not cured by the earlier of the third (3rd) Business Day after written notice thereof from Seller or the Closing Date (except no notice or cure period shall apply if Purchaser fails to consummate the purchase of the Membership Interests hereunder or the other Acquired Properties pursuant to the Other Purchase and Sale Agreements), Seller shall be entitled, as its sole remedy hereunder (except as provided in Sections 4.10, 8.8, 10.3 and 10.4 hereof), to terminate this Agreement and recover the Earnest Money as liquidated damages and not as penalty, in full satisfaction of claims against Purchaser hereunder. Seller and Purchaser agree that Seller’s damages resulting from Purchaser’s default are difficult, if not impossible, to determine and the Earnest Money is a fair estimate of those damages which has been agreed to in an effort to cause the amount of such damages to be certain. Notwithstanding anything in this Section 10.1 to the contrary, in the event of Purchaser’s default or a termination of this Agreement, Seller shall have all remedies available at law or in equity in the event Purchaser or any party related to or affiliated with Purchaser is asserting any claims or right to the Membership Interests, the Real Property or the Improvements that would otherwise delay or prevent Seller from having clear, indefeasible and marketable title to the Membership Interests, the Real Property or the Improvements. In all other events Seller’s remedies shall be limited to those described in this Section 10.1 and Sections 4.10, 8.8, 10.3 and 10.4 hereof. If Closing is consummated,

Seller shall have all remedies available at law or in equity in the event Purchaser fails to perform any obligation of Purchaser under this Agreement. IN NO EVENT SHALL PURCHASER’S DIRECT OR INDIRECT PARTNERS, SHAREHOLDERS, MEMBERS, MANAGERS, OWNERS OR AFFILIATES, ANY OFFICER, MANAGER, DIRECTOR, EMPLOYEE OR AGENT OF THE FOREGOING, OR ANY AFFILIATE OR CONTROLLING PERSON THEREOF HAVE ANY LIABILITY FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MEMBERSHIP INTERESTS, THE REAL PROPERTY OR THE IMPROVEMENTS, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE.”

14. Purchaser Remedies. Section 10.2 of the Agreement is hereby amended and restated as follows:

“10.2 Purchaser’s Remedies. If Seller defaults on its obligations hereunder, or Other Sellers default in their obligations under the Other Purchase and Sale Agreements at or prior to Closing for any reason, or if prior to Closing any one or more of Seller’s, or, with respect to the Other Purchase and Sale Agreements, Other Sellers’, representations or warranties or covenants are breached in any material respect (subject to the provisions of Section 4.4 hereof and of the Other Purchase and Sale Agreements and the first Sentence of Section 9.3 hereof and of the Other Purchase and Sale Agreements), and such default or breach is not cured by the earlier of the third (3rd) Business Day after written notice thereof from Purchaser or the Closing Date (except no notice or cure period shall apply if Seller fails to consummate the sale of the Membership Interests hereunder or the Other Sellers fail to consummate the sale of the other Acquired Properties pursuant to the Other Purchase and Sale Agreements), Purchaser shall elect, as its sole remedy hereunder, either to (a) terminate this Agreement by giving Seller timely written notice of such election prior to or at Closing and recover the Earnest Money, in which event Seller shall be liable to Purchaser for its out of pocket expenses incurred in connection with the transaction contemplated hereby, but not to exceed $300,000.00 plus such all-in rate lock costs (including, without limitation, swap and credit spreads) as Purchaser may have incurred in connection with the loan contemplated by the Harborside Term Sheet, if any, (b) enforce specific performance to consummate the sale of the Membership Interests hereunder, or (c) waive said failure or breach and proceed to Closing without any reduction in the Purchase Price. Notwithstanding anything herein to the contrary, Purchaser shall be deemed to have elected to terminate this Agreement in its entirety if Purchaser fails to deliver to Seller written notice of its intent to proceed otherwise on or before ten (10) Business Days following the scheduled Closing Date or, having given notice that it intends to seek specific performance, fails to file a lawsuit asserting such claim or cause of action in New York County, New York within two months following the scheduled Closing Date. EXCEPT FOR iSTAR’S POTENTIAL LIABILITY PURSUANT TO SECTION 9.4, IN NO EVENT SHALL SELLER’S DIRECT OR INDIRECT PARTNERS, SHAREHOLDERS, MEMBERS, MANAGERS, OWNERS OR AFFILIATES, ANY OFFICER, MANAGER, DIRECTOR, EMPLOYEE OR AGENT OF THE FOREGOING, OR ANY AFFILIATE OR CONTROLLING PERSON THEREOF HAVE ANY LIABILITY FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MEMBERSHIP INTERESTS, THE REAL PROPERTY OR THE IMPROVEMENTS, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE.”

15. Counterparts; Facsimile. This Amendment may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument. For purposes of this Amendment, any signature transmitted by facsimile or e-mail (in pdf format) shall be considered to have the same legal and binding effect as any original signature.

16. Ratification. The Agreement, as amended hereby, remains in full force and effect and is hereby ratified and confirmed.

[Remainder of Page Intentionally Left Blank;

Signature Page Follows]

IN WITNESS WHEREOF, Purchaser and Seller have executed this Amendment as of the date set forth above.

SELLER:

iSTAR HARBORSIDE LLC, a Delaware limited liability company

By:	iStar Harborside Member LLC, a Delaware limited liability company, its Managing Member

	By:	/s/ SAMANTHA GARBUS
	Name:	Samantha Garbus
	Title:	Senior Vice President

PURCHASER:

TRT ACQUISITIONS LLC, a Delaware limited liability company

By:	DCTRT Real Estate Holdco LLC, its Sole Member

	By:	Dividend Capital Total Realty Operating Partnership LP, Its Sole Member

		By:	Dividend Capital Total Realty Trust Inc., its General Partner

			By:	/s/ GREG MORAN
			Name:	Greg Moran
			Title:	SVP

AGREED TO FOR PURPOSES OF SECTION 9.4:

iSTAR FINANCIAL INC., a Maryland corporation

By:	/s/ SAMANTHA GARBUS
Name:	Samantha Garbus
Title:	Senior Vice President

JOINDER BY ESCROW AGENT

Escrow Agent has executed this Amendment in order to confirm that Escrow Agent shall hold the Earnest Money required to be deposited pursuant to the Agreement, as amended by this Amendment, and the interest earn thereon, pursuant to the provisions of the Agreement, as amended by this Amendment.

FIRST AMERICAN TITLE INSURANCE COMPANY

By:
Name:
Title:
Date: